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Exhibit 10.1      Agreement for Professional Services with Richard O. Weed


                                 WEED & CO. L.P.
     4695 MACARTHUR COURT, SUITE 1450, NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

WRITER'S DIRECT NUMBER
(949) 475-9086 ext. 6


                                 April 27, 2001

Mr. Steven R. Peacock
Chief Operating Officer
VentureNet Capital Group, Inc.
27349 Jefferson Avenue, Suite 200
Temecula, CA 92590

Telephone 909.296.9945
Facsimile 909.296.9947

         RE: Special Projects

Dear Mr. Peacock:

The purpose of this letter is to set forth the terms and conditions that will govern our relationship.

This agreement for professional services is between VentureNet Capital Group, Inc., a Delaware corporation ("Client") whose address is 27349 Jefferson Avenue, Suite 200, Temecula, California 92590 and Weed & Co. L.P. ("Weed") whose address is 4695 MacArthur Court, Suite 1450, Newport Beach, California 92660.

Weed agrees to provide professional services to Client with respect to certain capital formation, business strategy and legal affairs referred to Weed by Client from time to time. This agreement is made to document the conditions and guidelines that will govern the relationship between the parties. The initial special projects involve the following items.

ADVISE THE CLIENT REGARDING A REVERSE SPLIT OF ITS COMMON STOCK AND ADJUSTMENTS TO ITS CAPITAL STRUCTURE, IMPLEMENT THE ADJUSTMENT TO THE CAPITAL STRUCTURE, INCLUDING BOARD RESOLUTIONS, SHAREHOLDERS MEETING AND SCHEDULE 14C FILING WITH THE SEC, INTERACTION WITH NASD TO IMPLEMENT THE REVERSE SPLIT, OBTAIN NEW CUSIP NUMBER, POSSIBLE DISTRIBUTION OF WARRANTS OR RIGHTS TO EXISTING SHAREHOLDERS, REVIEW, ANALYSIS AND ADVICE TO THE CLIENT REGARDING OTHER BUSINESS OPPORTUNITIES, POSSIBLE RESOLUTION OF CLAIMS BY NOTEHOLDER.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Weed will provide shall be in accordance with the following terms and conditions.


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PROFESSIONAL FEES

Fees will be based upon the reasonable value of Weed's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Weed.

Weed's rate is $300 per hour. It is anticipated that Client and Weed will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing from time to time.

Client further understands that during the course of Weed's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

COSTS AND EXPENSES

Client understands that in the course of representation, it may be necessary for Weed to incur certain costs or expenses. Client will reimburse Weed for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by Client in advance. More particularly, Client will reimburse Weed in accordance with the following guidelines:

1. COMPUTER-RELATED EXPENSES - Client will reimburse Weed for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Weed to utilize computer services that will enable Weed to more efficiently manage the projects.

2. TRAVEL - Client will reimburse Weed for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. FILING FEES & COURT COSTS - Client will reimburse Weed for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Weed.

BILLING

All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Weed will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Weed's invoices as described below.


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PAYMENT

To initiate the relationship Client agrees to deliver a cash retainer fee of $3,500. As payment for professional services, Client agrees to pay monthly or at the closing of any applicable transaction. Client shall pay Weed's out of pocket costs promptly.

As payment for professional services, Client has proposed and Weed has agreed, that Client place a block of 1,600,000 shares of Client's stock in Weed's name. At least once a month, Weed will send Client a statement for fees and costs. Unless objection is made to the bill, sufficient stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement.

In the course of Weed's representation of the Client, if all the stock is liquidated, a new block of stock sufficient to cover projected fees, in an amount contemporaneously agreed to by the parties, will again be placed with Weed, under the terms and conditions outlined above. At the conclusion of Weed's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to Client.

Client has agreed to promptly register such blocks of stock pursuant to a registration statement filed at its own expense.

STOCK OPTION

As an incentive for Weed to represent the Client and to increase Weed's proprietary interest in the success of the Client, thereby encouraging him to maintain his relationship with the Company, the Client hereby grants to Weed options to purchase shares of the Client's common stock. As an initial option, the Client hereby grants Weed the right to purchase 150,000 shares of the Client's common stock at a price of $1.50 per share. Further, every six months following the date hereof that this agreement remains in effect, the Company shall grant to Weed an option to purchase an additional 50,000 shares of Client's common stock at a price equal to 125% of the average closing bid price for the 10 days immediately prior to the date of the grant. All stock options will expire unless exercised on or before December 31, 2004 or 3 years from the date of the grant, whichever is later. The options granted will not be subject to dilution (i.e. no adjustment to the number of shares or the exercise price) based upon any reverse split of the Client's common stock. Client has agreed to promptly register the shares of common stock underlying the stock options at its own expense.



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INVOLVEMENT OF CLIENT

Client expects to be kept closely involved with the progress of Weed's services in this matter. Weed will keep Client apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Weed will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

TERMINATION

Client shall have the right to terminate Weed's engagement by written notice at any time. Weed has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Weed will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

DISPUTES

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics that apply to the provision of services. All disputes between us arising out of this engagement which cannot be settled, shall be resolved through binding arbitration in Orange County, California in accordance with the rules for resolution of commercial disputes, then in effect, of the American Arbitration Association, and judgment upon the award may be entered in any Court having jurisdiction thereof. It is further agreed that the arbitrators may, in their sole discretion, award attorneys' fees to the prevailing party.

If the foregoing accurately reflects our agreement regarding professional services, please sign and return a duplicate copy of this letter. Thank you in advance for your prompt attention to this matter. I will also need a copy the articles of incorporation with any amendments, bylaws, and corporate minutes during the last 12 months.


                                          Very truly yours,

                                          /s/ Richard O. Weed

                                          Richard O. Weed
                                          Managing Director/Special Projects


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Approved and Agreed:
VentureNet Capital Group, Inc.



By: Michael Brette
Name: Michael Brette
Title: President
Date: 5-3-01